 Exhibit 99.1
AquaMed Releases Letter to Stockholders
To the New Stockholders of AquaMed Technologies, Inc.:
I am pleased to announce that on Friday, June 21, 2019, Adynxx, Inc. (“Adynxx”) effected the distribution of all outstanding shares of AquaMed Technologies, Inc. (“AquaMed” or the “Company”) to the stockholders of Alliqua BioMedical, Inc. (now known as Adynxx, Inc.) (“Alliqua”) as of April 22, 2019 (the “Record Date”). This transaction now makes AquaMed a stand-alone company, owned exclusively by you, as the stockholders of Alliqua as of the Record Date. Please note that while the Company is obligated to make current filings with the Securities and Exchange Commission, the stock is not currently listed or quoted on any exchange or quotation service.
The AquaMed team is very excited about this spin-off, as we think it will provide the best opportunity to build further value moving forward for the former Alliqua stockholders. This is in addition to the previously announced cash dividend of  $1.05 per share, which has now been paid to Alliqua stockholders, and the merger of Alliqua and Adynxx, which allows further value creation opportunities down the road with this extraordinary pain management company.
Our goal is to provide stockholders with further information about the AquaMed story over the next 60 days, and we look forward to keeping all of you updated with the progress of the Company.
Dave Johnson
Chief Executive Officer
AquaMed Technologies, Inc.